Black Hills Corporation

Improving life with energy

News Release

Company Contact:
Jerome E. Nichols    605-721-1171
Media Relations line    866-243-9002

BLACK HILLS CORP. ANNOUNCES AGREEMENT TO SELL
NON-REGULATED ENERGY MARKETING BUSINESS
Company raises 2011 earnings guidance and adjusts 2012 to exclude energy marketing

RAPID CITY, SD - Jan. 18, 2012 - Black Hills Corp. (NYSE: BKH) today announced the execution of a definitive agreement to sell all of the outstanding stock of its energy marketing business, Enserco Energy, Inc., to Twin Eagle Resource Management, LLC. Net cash proceeds to Black Hills from the transaction are expected to total approximately $160 million to $170 million, subject to working capital and other closing adjustments. The transaction is expected to close in the first quarter of 2012, after receipt of customary regulatory approvals. Net proceeds are expected to help fund the company’s strategic growth plans.
“After carefully considering our strategic options, we elected to divest Enserco, our non-regulated energy marketing business,” said David R. Emery, chairman, president and chief executive officer. “The sale reduces the company’s risk profile, improves our credit metrics and enhances our ability to produce more stable cash flows and earnings for Black Hills’ shareholders. With the completion of this transaction, we can strengthen the focus on our utilities, power generation and fuel production businesses and reduce our equity financing needs for expected growth projects in the 2012 through 2014 timeframe. We have added significant energy management expertise within our utility operations during the past several years, reducing our reliance upon Enserco. While we value the market intelligence provided by Enserco, we are well equipped to manage the needs of our utility businesses through our regulated gas supply and power marketing groups.”

During the third quarter of 2011, Black Hills received multiple unsolicited inquiries from companies interested in purchasing Enserco. The company provided access to diligence information and solicited indicative offers for the energy marketing business from these parties and other potential buyers in order to fully assess the strategic options. These offers were compared to the projected value of continuing to own Enserco, and although recent diversification into coal, power and environmental commodity marketing improved Enserco’s recent financial performance, risk-adjusted returns remained short of desired results. After the strategic analysis, a decision was made to divest the energy marketing business. The Twin Eagle transaction was determined to provide the best value for Black Hills’ shareholders in terms of price, ability to close the transaction and process to maintain value through closing.
Closing the transaction is contingent on receiving normal and customary regulatory approvals from the Federal Energy Regulatory Commission and antitrust clearance under the Hart-Scott-Rodino Act. RBC Capital Markets is acting as exclusive financial advisor to Black Hills on this transaction.
2011 EARNINGS GUIDANCE – RAISED
Black Hills expects 2011 net income, as adjusted, from the combination of continuing operations and discontinued operations to be in the range of $1.90 to $1.96 per share, which excludes $0.68 per share of mark-to-market loss on certain interest rate swaps. This revised 2011 earnings guidance range exceeds the company’s previous 2011 earnings guidance of $1.70 to $1.85 issued on Nov. 3, 2011, primarily due to stronger than expected fourth quarter results from the energy marketing segment.
Energy marketing segment results are estimated to be $0.18 to $0.22 per share, including a $0.05 per share indirect corporate expense that will be reclassified from discontinued operations (Enserco) and charged to continuing operations for reporting purposes. Estimated 2011 net income, as adjusted, from continuing operations is $1.67 to $1.69 per share and from discontinued operations $0.23 to $0.27 per share.

2012 EARNINGS GUIDANCE – ADJUSTED TO REFLECT ANTICIPATED SALE OF NON-REGULATED ENERGY MARKETING BUSINESS

Black Hills expects 2012 net income, as adjusted, from continuing operations to be in the range of $2 to $2.20 per share. This revised 2012 earnings guidance range replaces the company’s previous 2012 earnings guidance of $2.15 to $2.40 per share issued on Nov. 3, 2011, and is based on a number of assumptions including the following:

•	Exclusion of all financial results, investments and direct expenses for the energy marketing segment during 2012;

•	Receipt by Black Hills of net cash proceeds from the Enserco sale transaction of $160 million to $170 million;

•	Capital spending of $415 million to $435 million, including oil and gas capital expenditures of $95 million to $100 million;

•	Normal operations and weather conditions within the company’s utility service territories that impact customer usage and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate cases for the electric and gas utilities;

•	No significant unplanned outages at any of the company’s power generation facilities;

•	Oil and natural gas production in the range of 12.3 Bcfe to 13.0 Bcfe;

•
Oil and gas average NYMEX prices of $3.78 per MMBtu for natural gas and $101.50 per Bbl for oil; production-weighted average well-head prices of $2.77 per Mcf and $91.16 per Bbl of oil, and average hedged prices of $3.49 per Mcf and $87.39 per Bbl;

•	Exclusion of mark-to-market changes on certain interest rate swaps;

•	Financing plans to maintain appropriate capital structure;

•	No equity financing in 2012 , except for approximately $3 million from the dividend reinvestment program; and

•	No additional significant acquisitions or divestitures.

TRANSACTION CONFERENCE CALL AND WEBCAST
The company will host a live conference call and webcast to discuss the divestiture of its energy marketing business and revised 2011 and 2012 earnings guidance at 4 p.m. EST on Thursday, Jan. 19.
To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click the “Webcast” link in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the webcast or those without internet access should call 866-788-0546 within the U.S. International callers can call 857-350-1684. All callers need to enter the pass code 55919346 when prompted. For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Feb. 3, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 64400456.
PLANNED RELEASE OF 2011 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Black Hills Corporation expects to issue a news release regarding 2011 fourth quarter and full year results on Thursday, Feb. 2, and host a live conference call and webcast at 11 a.m. EST on Friday, Feb. 3, to discuss the company’s financial and operating performance.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 762,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.
ABOUT ENSERCO ENERGY, INC.
Enserco Energy Inc., a subsidiary of Black Hills Corp. (NYSE: BKH), specializes in the optimization of energy assets in the United States and Canada. More than 60 energy professionals are responsible for transactions in the wholesale marketing and trading of natural gas, crude oil, coal and power and environmental products.
ABOUT TWIN EAGLE RESOURCE MANAGEMENT, LLC.
Twin Eagle Resource Management, LLC is a natural gas and electricity marketing, logistics and trading organization headquartered in Houston, Texas. In natural gas, the company specializes in aggregation of supply, management of transport, management of storage and selling to end-users. In electricity, the company specializes in commercial management of power generation; physical supply and services to retailers and end-users; and value-added risk management services. The company also has offices in Calgary, Chicago, Oklahoma City, and Madisonville, KY. For more, see www.termna.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we project, expect, believe or anticipate will or may occur in the future are forward-looking statements. These include, without limitation, our 2011 and 2012 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and projections is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, the risk factors described in Item 1A of Part I of our 2010 Annual Report on Form 10-K filed with the SEC, other reports that we file with the SEC from time to time, and the following:

•	Our ability to close the transaction to sell our energy marketing business for net cash proceeds of approximately $160 to $170 million, subject to working capital and other closing adjustments;

•	The transaction’s impact on reducing our risk profile, improving our credit metrics and enhancing our ability to produce more stable cash flows and earnings;

•	The accuracy of our assumptions on which our earnings guidance is based;

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Adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power and the timing in which the new rates would go into effect;

•	Our ability to complete our capital program in a cost effective and timely manner;

•	The accounting treatment and earnings impact associated with interest rate swaps and other derivatives;

•	Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

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The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates or foreign exchange rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves;

•	The timing and extent of scheduled and unscheduled outages of our power generating facilities;

•	Our ability to provide accurate estimates of proved oil and gas reserves and future production and associated costs;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•	Changes in or compliance with laws and regulations, particularly those related to financial reform legislation, taxation, power generation, safety, protection of the environment and energy marketing;

•	Weather and other natural phenomena;

•	The effect of accounting policies issued periodically by accounting standard-setting agencies;

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Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidation and changes in competition and (ii) general economic and political conditions, including tax rates or policies and inflation rates; and

•	Other factors discussed from time to time in our filings with the SEC.

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